Exhibit 10.21a

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into this 21st day of March, 2011 (the “Effective Date”) by and between Hot Topic, Inc. (the “Company”), and Lisa Harper (“Executive”).  The Company and Executive are hereinafter collectively referred to as the “Parties", and individually referred to as a “Party".  This Agreement supersedes all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company.

Recitals:

The Company and Executive desire to formally state the terms and conditions of Executive’s employment by the Company.

The Company desires to employ Executive in the executive capacity hereinafter stated, and Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement:

Now, Therefore, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the Parties hereby agree as follows:

1.  Employment.  The Company hereby employs Executive as Chief Executive Officer, assigned with responsibilities to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject at all times to the policies set by the Board of Directors of the Company (the “Board”), and to the consent of the Board when required by the Board.  Executive hereby accepts such employment and agrees to devote her full time and energies to fulfill all responsibilities to the Company.

2.  Compensation.  In consideration for all services rendered by Executive under this Agreement, Executive shall receive the compensation described in this Section 2.  All such compensation shall be paid subject to appropriate tax withholding and similar deductions.

(a)  Salary.  Executive shall be paid an initial annual salary of $500,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal practices in the payment of salary and wages, in equal installments, but not less than 26 increments annually.

(b)  Living Allowance. Executive shall receive an initial annual living allowance of $120,000, less payroll deductions and all required withholdings, payable in equal installments but not less than 26 increments annually.

(c)  Bonus.  Executive will not be eligible to participate in the Company’s annual bonus plan (“Bonus Plan”) in fiscal year 2011.  Executive’s eligibility for participation in the Company’s Bonus Plan in fiscal years following 2011, and the calculation and amount of any such bonus awarded, will be determined in the sole and absolute discretion of the Board.  Notwithstanding the foregoing, in March 2012, the Board will reasonably consider (i) granting a discretionary bonus to Executive for fiscal year 2011, depending on the Company’s performance during the remainder of fiscal 2011, and (ii) including Executive in the Company’s Bonus Plan for fiscal year 2012.

(d)  Stock Options.

(i)  On or about March 30, 2011 (the “Grant Date”), and subject to Executive’s commencement of employment and further subject to approval of the Board, Executive will be granted two separate Stock Options under the Company's 2006 Equity Incentive Plan (the “2006 Plan”), each to purchase 500,000 shares of the Company's Common Stock (each a "Stock Option").  Each Stock Option will be governed by and granted pursuant to a separate Stock Option Agreement under the 2006 Plan.  The exercise price per share of each Stock Option will be equal to the Fair Market Value (as that term is defined in the 2006 Plan) of the Common Stock established on the Grant Date, subject to approval by the Board.

(ii)  The first Stock Option will be subject to vesting over two years so long as Executive’s employment as Chief Executive Officer of the Company has not terminated, according to the following schedule: one-twenty-fourth (1/24th) of the shares subject to the Stock Option will vest in equal installments at the end of each monthly period following the Effective Date of this Agreement, over a period of two years.

(iii)  The second Stock Option will vest in full if at any time following the Grant Date and on or before the third anniversary thereof (the “Determination Period”), the Compensation Committee of the Board certifies that the weighted average per share closing price of the Company’s Common Stock for any trailing 90 trading days during the Determination Period equals or exceeds twice the per share Fair Market Value on the Grant Date.   The second Stock Option shall automatically terminate on the day following the third anniversary of the Grant Date if it has not otherwise vested on or before that date as provided herein.   In addition, if Executive’s Continuous Service with the Company terminates for any reason or for no reason at any time after the Grant Date, then the second Stock Option shall not terminate upon such termination of Executive’s Continuous Service and, instead shall remain outstanding until (i) if, on or before the end of the Determination Period, the Compensation Committee of the Board certifies that the second Stock Option vested, then 120 days after such certification, or (ii) if, on or before the end of the Determination Period, the Compensation Committee of the Board does not certify that the second Stock Option vested, then the automatic termination of the second Stock Option as provided in the preceding sentence.

(iv)  Executive has been advised that if she has questions regarding the tax implications of the Stock Options or any part of her compensation package, she should consult with her own tax advisor.

(v)  Following a Change in Control (as defined herein) that occurs prior to the termination of Executive’s employment as Chief Executive Officer of the Company the vesting of Executive’s first Stock Option (and any other Stock Options granted to Executive, other than performance-based Stock Options such as Executive’s second Stock Option herein) will be immediately accelerated such that one hundred percent (100%) of the stock options shall be vested and exercisable.  For purposes of this Agreement, Change of Control is defined as follows: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

(e)  Benefits.  During employment hereunder, Executive shall be entitled to receive those medical, dental, vision and insurance benefits which are routinely made available to executive officers of the Company.  Executive will be eligible to select an automobile of Executive’s choice (up to $60,000 value) that will be leased and held in the Company’s name. The Company will cover the monthly lease, gas for work-related purposes, maintenance and insurance on this vehicle.

(f)  Expense Reimbursement.  The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting her duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

(g)  Personal Time Off.  Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to executives.

3.  Termination.  Executive’s employment with the Company is at will.  Executive may terminate her employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate Executive’s employment at any time, with or without cause or advance notice.  Executive’s employment at-will status can only be modified in a written agreement signed by Executive and the Chairman of the Board.

4.  Returning Company Documents.  In the event of Executive’s termination of employment, Executive shall, prior to or on such termination deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its successors or assigns.

5.  Confidential and Proprietary Information.  As a condition of employment Executive agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (“PIIA”).  Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company, (hereinafter referred to as “Confidential and Proprietary Information”).  Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during Executive’s employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company

6.  Conflict Of Interest.  During the Employment Period, Executive shall devote her full time and energies to fulfill all responsibilities to the Company in the capacity set forth in Section 1.  Executive shall not engage in competition with the Company either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company, except with the prior written consent of the Board.

7.  Assignment.  This Agreement may not be assigned by Executive.  This Agreement shall bind and inure to the benefit of the Company’s successors and assigns, as well as Executive’s heirs, executors, administrators, and legal representatives. The Company shall obtain from any successor, before the succession takes place, an agreement to assume the obligations and perform all of the terms and conditions of this Agreement.

8.  Notices.  All notices required by this Agreement may be delivered by first class mail at the following addresses:

To Company:                                   Hot Topic, Inc.
Attn: Board of Directors
18305 E. San Jose Ave.
City of Industry, CA 91748

To Executive:                                   Lisa Harper
 c/o Hot Topic, Inc.
18305 E. San Jose Ave.
City of Industry, CA 91748

9.  Waiver.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

10.   Choice Of Law.  This Agreement shall be governed by the laws of the State of California, without regard to choice of law principles.

11.   Severability.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.  Complete Agreement.  This Agreement, together with the stock option agreements and equity incentive plans governing the Stock Options, and the PIIA,  constitutes the entire agreement between the Parties in connection with the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements or understandings between the Parties.  This Agreement may be modified only by written agreement signed by both the Company and Executive.

13.   Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.  Representations and Warranties.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15.  Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

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16.  Miscellaneous.  Executive acknowledges full understanding of the matters set forth herein and the obligations undertaken upon the execution hereof.

In Witness Whereof, the parties have executed this Executive Employment Agreement as of the date first written above.

Hot Topic, Inc.

By:

Bruce Quinnell
Chairman of the Board
Hot Topic, Inc.

Dated:

EXECUTIVE

Lisa Harper

Dated: